EXHIBIT 99



                               NASDAQ SYMBOL: LASE

            LASERSIGHT ANNOUNCES PRELIMINARY SECOND-QUARTER ESTIMATES

St.  Louis,  MO --  July  9,  1996.....  LaserSight  Incorporated  (NASDAQ:LASE)
announced today that, based upon preliminary estimates, second quarter revenues are expected to increase approximately 30 percent over the first quarter of 1996 to between $6.0 and $6.2 million from $4.6 million. Earnings per share are expected to improve from the first quarter of 1996, with a second quarter range of an estimated $0.03 loss to break even, versus a $0.19 loss. These preliminary results are subject to the Company closing its books and customary quarterly review procedures by the Company and its independent auditors.

"The second quarter represents a dramatic improvement over the first quarter in both bottom line results and positive impact to the Company's balance sheet.
This balance sheet impact stems from the more stringent credit policy implemented in April associated with laser sales during the second quarter. Over 80 percent of the laser sales have either been collected or are due within the next 90 days," said Michael R. Farris, president and chief executive officer of LaserSight.

The addition in late May of Mr. Paul Reithler-Barros as vice president of sales and marketing for LaserSight Technologies contributed to the leadership of the Company and the existence of a sales backlog at the end of June. Mr. Farris added, "Demand for our technology internationally remains strong. With progress in our technology division and the completion of the acquisition of the assets of the Northern New Jersey Eye Institute, we are now focused more than ever on acquiring managed care lives and key ophthalmic practices."

LaserSight Incorporated is a holding company with four operating subsidiaries engaged in the business of laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

For additional information please contact:
Marti Benfield, Investor Relations
(314)  469-3220